Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (file no. 333-245695) and Form S-8 (file no. 333-257771) of DecisionPoint Systems, Inc. of our report dated March 31, 2022, relating to our audits of the Company’s consolidated financial statements as of December 31, 2021 and 2020, and for each of the years ended December 31, 2021 and 2020, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ HASKELL & WHITE LLP

Irvine, California

April 1, 2022